Exhibit 99.1

For Immediate Release
NASDAQ Stock Market: MCBC

Macatawa Bank Corporation Reports

Fourth Quarter and Full Year 2023 Results

HOLLAND, Mich. (January 25, 2024) – Macatawa Bank Corporation (NASDAQ: MCBC), the holding company for Macatawa Bank (collectively, the “Company”), today announced its results for the fourth quarter and full year 2023.

●	Full year net income of $43.2 million in 2023 - a 24% increase over $34.7 million in the prior year
●	Net income of $9.5 million in fourth quarter 2023 – a decrease from $12.1 million earned in fourth quarter 2022 and from $11.4 million earned in third quarter 2023
●	Fourth quarter 2023 net income impacted by $1.3 million in non-recurring costs related to CEO retirement - after tax impact of $1.0 million
●	Net interest margin decreased to 3.28% in fourth quarter 2023 versus 3.34% in fourth quarter 2022 and 3.35% in third quarter 2023
●	Continued loan portfolio growth – $47.1 million, or 14.6% annualized growth rate, for fourth quarter 2023, and $160.6 million, or 13.6%, in the last 12 months
●	Deposit portfolio balances decreased $29.9 million in the fourth quarter 2023 due to seasonal fluctuations in municipal deposits
●	Strong credit quality metrics – non-performing assets total less than $1,000, allowance to total loans coverage of 1.30%, and just one delinquent loan at December 31, 2023
●	Provision for credit losses of $400,000 in fourth quarter 2023 due to loan growth
●	Accumulated Other Comprehensive Income (AOCI) improved by $10.6 million in fourth quarter 2023
●	Robust capital position - $143 million in excess capital over well-capitalized minimums

The Company reported net income of $9.5 million, or $0.28 per diluted share, in fourth quarter 2023 compared to $12.1 million, or $0.35 per diluted share, in fourth quarter 2022. For the full year 2023, the Company reported net income of $43.2 million, or $1.26 per diluted share, compared to $34.7 million, or $1.01 per diluted share, for the full year 2022.

"We are pleased to report strong profitability and balance sheet results for the fourth quarter 2023,” said Jon Swets, President and CEO of the Company. “We ended the year with strong loan portfolio growth, which sets us up well heading into 2024.  We maintained our excellent asset quality, having just one loan past due more than 30 days at December 31, 2023.  On the funding side of the balance sheet we continue to see shifting in our deposits to higher interest bearing types which has a downward impact on net interest margin, but the pace of this shifting has clearly slowed in recent months."

Macatawa Bank Corporation 4Q Results / page 2 of 7

Mr. Swets concluded: "We believe our balance sheet is well positioned in the current environment.  In addition to the $418.0 million of overnight funds we have at year end 2023, we have nearly $300 million of investments maturing over the next twelve months.  Deploying those funds into loans or even additional overnight funds will likely be accretive to our interest income.  Our loan-to-deposit ratio at December 31, 2023 was just 55%, giving us a significant amount of room to grow our loan portfolio without the need to look to wholesale funding sources.  Our liquidity, high level of capital, and excellent asset quality put us in a good position to weather softer economic conditions, should they occur, and to seize loan growth opportunities in our markets. We remain committed to the conservative and well-disciplined approach to running the Company that has provided strong and consistent financial performance to our shareholders.”

Operating Results

Net interest income for the fourth quarter 2023 totaled $21.4 million, a decrease of $803,000 from third quarter 2023 and a decrease of $1.4 million from fourth quarter 2022. Net interest margin for fourth quarter 2023 was 3.28% percent, down 7 basis points from third quarter 2023 and down 6 basis points from fourth quarter 2022. Net interest income in fourth quarter 2023 versus fourth quarter 2022 was impacted by increases in deposit rates and significant shifting of deposits from noninterest bearing types to money market and certificate of deposit accounts in response to the significant increases in the federal funds rate over the past two years.   Interest on commercial loans increased $361,000 in the fourth quarter 2023 compared to third quarter 2023 and by $3.3 million compared to fourth quarter 2022 due to increases in both rate and average portfolio balances. Interest on federal funds in the fourth quarter 2023 decreased by $772,000 compared to third quarter 2023 and by $845,000 compared to fourth quarter 2022 due to lower average balances held more than offsetting the impact of higher rates paid. Interest on investment securities in the fourth quarter 2023 increased by $29,000 over third quarter 2023 and $605,000 over fourth quarter 2022. Interest expense totaled $8.2 million in the fourth quarter 2023 compared to $7.5 million in third quarter 2023 and $2.6 million in the fourth quarter 2022 as rates paid on deposits increased and given the shift into interest bearing deposit types.

Non-interest income increased $68,000 in fourth quarter 2023 compared to third quarter 2023 and decreased $351,000 from fourth quarter 2022. Deposit service charge income, including treasury management fees, was down $25,000 in fourth quarter 2023 compared to third quarter 2023 and was down $41,000 from fourth quarter 2022. The decrease from third quarter 2023 and fourth quarter 2022 was primarily due to higher earnings credits provided on treasury management accounts with the increase in deposit market interest rates.  Brokerage income was up $55,000 in fourth quarter 2023 compared to third quarter 2023 and was down $233,000 compared to fourth quarter 2022 as the Company had an unusually high level of sales in the fourth quarter 2022. The rising rate environment continued to have a negative effect on mortgage loan sales gains. Gains on sales of mortgage loans in fourth quarter 2023 were $28,000, up $23,000 compared to third quarter 2023 and down $4,000 from fourth quarter 2022. The Company originated $1.2 million in mortgage loans for sale in fourth quarter 2023 compared to $284,000 in third quarter 2023 and $1.2 million in fourth quarter 2022. All three periods reflected low originations for sale as the Company intentionally shifted its originations to hold in portfolio given the relatively high interest rates on production in those periods.  Trust fees were down $54,000 in fourth quarter 2023 compared to third quarter 2023 and were up $65,000 compared to fourth quarter 2022, due largely to changes in underlying trust asset valuations. Income from debit and credit cards was down $59,000 in fourth quarter 2023 compared to third quarter 2023 and was down $68,000 compared to fourth quarter 2022 due primarily to customer usage behavior.

Macatawa Bank Corporation 4Q Results / page 3 of 7

Non-interest expense was $14.0 million for fourth quarter 2023, compared to $12.8 million for third quarter 2023 and $12.4 million for fourth quarter 2022. The largest component of non-interest expense was salaries and benefits expenses. Salaries and benefits expenses were up $1.2 million compared to third quarter 2023 and were up $1.3 million compared to fourth quarter 2022. The increase compared to third quarter 2023 and fourth quarter 2022 was primarily due to $1.3 million in expenses related to the CEO retirement agreement effective November 1, 2023 incurred in the fourth quarter 2023. The table below identifies the primary components of the changes in salaries and benefits between periods.

	Q4 2023	Q4 2023
	to	to
Dollars in 000s	Q3 2023	Q4 2022

Salaries and other compensation	$(97)	$(49)
Executive retirement costs	1,261	1,261
Salary deferral from commercial loans	46	(6)
Bonus accrual	—	(81)
Mortgage production – variable comp	(8)	63
Brokerage – variable comp	17	(79)
401k matching contributions	(8)	18
Medical insurance costs	(29)	140
Total change in salaries and benefits	$1,182	$1,267

Occupancy expenses were down $76,000 in fourth quarter 2023 compared to third quarter 2023 and were down $20,000 compared to fourth quarter 2022. Furniture and equipment expenses were up $4,000 compared to third quarter 2023 and were up $63,000 compared to fourth quarter 2022 due primarily to higher costs associated with equipment and software service contracts. FDIC assessment expense was flat in fourth quarter 2023 compared to third quarter 2023 and was up $119,000 compared to fourth quarter 2022, reflecting higher assessments placed on banks by the FDIC beginning in 2023. Legal and professional fees were up $97,000 in fourth quarter 2023 compared to third quarter 2023 and were up $233,000 compared to fourth quarter 2022 due to higher use of corporate counsel in the fourth quarter 2023 including executive management transition matters as well as the outsourcing of certain internal audit activities.  Other categories of non-interest expense were relatively flat compared to third quarter 2023 and fourth quarter 2022 due to a continued focus on expense management.

Federal income tax expense was $2.3 million for fourth quarter 2023, $2.8 million for third quarter 2023, and $3.0 million for fourth quarter 2022. The effective tax rate was 19.27% for fourth quarter 2023, compared to 19.75% for third quarter 2023 and 19.64% for fourth quarter 2022.

Macatawa Bank Corporation 4Q Results / page 4 of 7

Asset Quality

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses, commonly referred to as “CECL” on January 1, 2023. The impact on adoption was an increase to the allowance for credit losses of $1.5 million. A provision for credit losses of $400,000 was taken in fourth quarter 2023 compared to a provision benefit of $150,000 in third quarter 2023 and a provision for credit losses of $375,000 in fourth quarter 2022. The provision in fourth quarter 2023 was largely driven by loan growth during the quarter.  Net loan recoveries for fourth quarter 2023 were $41,000, compared to third quarter 2023 net loan recoveries of $42,000 and fourth quarter 2022 net loan recoveries of $89,000. At December 31, 2023, the Company had experienced net loan recoveries in thirty-four of the past thirty-six quarters. Total loans past due on payments by 30 days or more amounted to $44,000 at December 31, 2023, versus $0 at September 30, 2023 and $172,000 at December 31, 2022.  Further, the weighted average loan grade of the Company’s commercial loan portfolio decreased to 3.49 at December 31, 2023, compared to 3.54 at December 31, 2022. A lower loan grade, which is more favorable, decreases the need for providing for credit losses on our portfolio.

The allowance for credit losses of $17.4 million was 1.30% of total loans at December 31, 2023, compared to $17.0 million or 1.32% of total loans at September 30, 2023, and $15.3 million or 1.30% at December 31, 2022. The coverage ratio of allowance for credit losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 17,442-to-1 as of December 31, 2023.

At December 31, 2023, the Company's nonperforming loans were $1,000, representing 0.00% of total loans. This compares to $1,000 (0.00% of total loans) at September 30, 2023 and $78,000 (0.01% of total loans) at December 31, 2022. The Company had no other real estate owned and repossessed assets at December 31, 2023 and September 30, 2023, down from $2.4 million at December 31, 2022. The Company sold its final other real estate owned property in first quarter 2023, recognizing a net gain of $356,000. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $2.4 million from December 31, 2022 to December 31, 2023.

A break-down of non-performing loans is shown in the table below.

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Dollars in 000s	2023	2023	2023	2023	2022

Commercial Real Estate	$—	$—	$—	$—	$—
Commercial and Industrial	—	—	—	—	—
Total Commercial Loans	—	—	—	—	—
Residential Mortgage Loans	1	1	72	75	78
Consumer Loans	—	—	—	—	—
Total Non-Performing Loans	$1	$1	$72	$75	$78

Macatawa Bank Corporation 4Q Results / page 5 of 7

A break-down of non-performing assets is shown in the table below.

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Dollars in 000s	2023	2023	2023	2023	2022

Non-Performing Loans	$1	$1	$72	$75	$78
Other Repossessed Assets	—	—	—	—	—
Other Real Estate Owned	—	—	—	—	2,343
Total Non-Performing Assets	$1	$1	$72	$75	$2,421

Balance Sheet, Liquidity and Capital

Total assets were $2.75 billion at December 31, 2023, a decrease of $11.0 million from $2.76 billion at September 30, 2023 and a decrease of $158.2 million from $2.91 billion at December 31, 2022.

The Company’s investment securities portfolio primarily consists of U.S. treasury and agency securities, agency mortgage backed securities and various municipal securities. Total securities were $840.3 million at December 31, 2023, an increase of $7.0 million from $833.3 million at September 30, 2023 and a decrease of $7.7 million from $848.0 million at December 31, 2022. The increase from third quarter 2023 was attributable to favorable market value adjustments made to the Company's available for sale securities in the fourth quarter 2023, which improved by $13.5 million from September 30, 2023 to December 31, 2023.  The decrease from December 31, 2022 was due to the Company's decision to pause investment purchase activity in the second half of 2023 to maintain liquidity.  The overall duration of the Company’s investment securities portfolio at December 31, 2023 was relatively short at 2.3 years. This provides a reliable source of cash inflows as investment securities mature to support liquidity.

Total loans were $1.34 billion at December 31, 2023, an increase of $47.1 million from $1.29 billion at September 30, 2023 and an increase of $160.6 million from $1.18 billion at December 31, 2022.

Commercial loans increased by $112.7 million from December 31, 2022 to December 31, 2023, along with an increase of $50.7 million in the residential mortgage portfolio, partially offset by a decrease of $2.8 million in the consumer loan portfolio. Within commercial loans, commercial real estate loans increased by $47.5 million and commercial and industrial loans increased by $65.3 million. The loan growth experienced in this time period was the direct result of both new loan prospecting efforts and existing customers beginning to draw more on existing lines and borrow more for expansion of their businesses.

The composition of the commercial loan portfolio is shown in the table below:

	Dec 31,	Sept 30,	June 30,	Mar 31,	Dec 31,
Dollars in 000s	2023	2023	2023	2023	2022

Construction and Development	$128,277	$120,892	$116,124	$120,268	$116,715
Other Commercial Real Estate	456,822	446,393	443,489	423,080	420,888
Commercial Loans Secured by Real Estate	585,099	567,285	559,613	543,348	537,603
Commercial and Industrial	506,974	488,224	489,273	473,354	441,716
Total Commercial Loans	$1,092,073	$1,055,509	$1,048,886	$1,016,702	$979,319

Macatawa Bank Corporation 4Q Results / page 6 of 7

Total deposits were $2.42 billion at December 31, 2023, down $29.9 million, or 1.2%, from $2.45 billion at September 30, 2023 and down $199.4 million, or 7.6%, from $2.62 billion at December 31, 2022. While the Company experienced an overall decline in deposit balances compared to the prior year, some of this was attributable to balances moving into wealth management accounts at the Bank, so these balances should continue to benefit the Company. The Company experienced very little change in deposit balances following the March 2023 bank failures and resulting banking system disruption, with deposit balances increasing by $84.8 million since March 31, 2023.

Macatawa’s deposit base is primarily made up of many small accounts, and balances at December 31, 2023 were comprised of 43% personal customers and 57% business customers. Core deposits - which Management defines as deposits sourced within its local markets - represented 100% of total deposits at December 31, 2023. Total deposit balances of $2.42 billion at December 31, 2023 remained elevated, reflecting a $710.4 million increase, or 41.6%, over pre-pandemic totals of $1.71 billion as of March 31, 2020.

Noninterest bearing demand deposits were down $10.0 million at the end of fourth quarter 2023 compared to the end of third quarter 2023 and were down $191.8 million compared to the end of fourth quarter 2022. Interest bearing demand deposits, money market deposits and savings deposits were down $47.9 million from the end of third quarter 2023 and were down $223.1 million from the end of fourth quarter 2022. Certificates of deposit were up $28.1 million at December 31, 2023 compared to September 30, 2023 and were up $215.5 million compared to December 31, 2022 as customers reacted to increases in market interest rates. All certificates of deposit are to local customers as the Company does not have any brokered deposits at December 31, 2023. The Company continues to be successful at attracting and retaining core local deposit customers. Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Management has actively pursued initiatives to maintain a strong liquidity position. The Company has had no brokered deposits on balance sheet since December 2011 and continues to maintain significant on-balance sheet liquidity. At December 31, 2023, balances held in federal funds sold and other short-term investments amounted to $418.0 million. In addition, the Company had total additional borrowing capacity, including from the Federal Reserve’s Bank Term Funding Program, of nearly $1.0 billion as of December 31, 2023. Because Management has maintained the discipline of buying shorter-term bond durations in the investment securities portfolio, there are $472.5 million in bond maturities and paydowns coming into the Company in the next 24 months ending December 31, 2025.

The Company's total risk-based regulatory capital ratio at December 31, 2023 was consistent with the ratio at September 30, 2023 and December 31, 2022. Macatawa Bank’s risk-based regulatory capital ratios continue to be at levels considerably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines. As such, the Bank was categorized as "well capitalized" with $143 million in excess capital over well capitalized minimums at December 31, 2023.

Macatawa Bank Corporation 4Q Results / page 7 of 7

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties. The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for thirteen years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT: This press release contains forward-looking statements that are based on management's current beliefs, expectations, assumptions, estimates, plans and intentions. Forward-looking statements are identifiable by words or phrases such as “anticipates,” "believe," "expect," "may," "should," "will," ”intend,” "continue," "improving," "additional," "focus," "forward," "future," "efforts," "strategy," "momentum," "positioned," and other similar words or phrases. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to trends in our key operating metrics and financial performance, future levels of earnings and profitability, future levels of earning assets, future asset quality, future growth, future interest rates, future net interest margin, future economic conditions, and future levels of unrealized gains or losses in the investment securities portfolio. All statements with references to future time periods are forward-looking. Management's determination of the provision and allowance for credit losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. Our ability to sell other real estate owned at its carrying value or at all, reduce non-performing asset expenses, utilize our deferred tax asset, successfully implement new programs and initiatives, increase efficiencies, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, improve profitability, and produce consistent core earnings is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets, interest rates and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed in or implied by such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2022. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Contact:

Bryan L. Barker

Chief Financial Officer

616-494-1448

bbarker@macatawabank.com

MACATAWA BANK CORPORATION

CONSOLIDATED FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands except per share information)

	Quarterly			Year Ended
	4th Qtr	3rd Qtr	4th Qtr	December 31,
EARNINGS SUMMARY	2023	2023	2022	2023	2022
Total interest income	$29,638	$29,787	$25,454	$113,811	$74,906
Total interest expense	8,197	7,543	2,587	26,364	4,760
Net interest income	21,441	22,244	22,867	87,447	70,146
Provision for credit losses	400	(150)	375	550	(1,125)
Net interest income after provision for credit losses	21,041	22,394	22,492	86,897	71,271

NON-INTEREST INCOME
Deposit service charges	1,036	1,061	1,077	4,109	4,769
Net gains on mortgage loans	28	5	32	65	706
Trust fees	1,055	1,109	990	4,332	4,143
Other	2,565	2,441	2,936	9,935	10,401
Total non-interest income	4,684	4,616	5,035	18,441	20,019

NON-INTEREST EXPENSE
Salaries and benefits	8,131	6,949	6,864	28,620	26,194
Occupancy	948	1,024	968	4,208	4,200
Furniture and equipment	1,054	1,050	991	4,199	4,008
FDIC assessment	330	330	211	1,320	789
Other	3,501	3,436	3,414	13,244	13,035
Total non-interest expense	13,964	12,789	12,448	51,591	48,226
Income before income tax	11,761	14,221	15,079	53,747	43,064
Income tax expense	2,266	2,808	2,961	10,523	8,333
Net income	$9,495	$11,413	$12,118	$43,224	$34,731

Basic earnings per common share	$0.28	$0.33	$0.35	$1.26	$1.01
Diluted earnings per common share	$0.28	$0.33	$0.35	$1.26	$1.01
Return on average assets	1.41%	1.66%	1.72%	1.60%	1.21%
Return on average equity	13.89%	17.14%	20.22%	16.42%	14.19%
Net interest margin (fully taxable equivalent)	3.28%	3.35%	3.34%	3.36%	2.56%
Efficiency ratio	53.45%	47.61%	44.61%	48.72%	53.49%

BALANCE SHEET DATA	Dec 31	Sept 30	Dec 31
Assets	2023	2023	2022
Cash and due from banks	$32,317	$40,687	$51,215
Federal funds sold and other short-term investments	418,035	469,786	703,955
Debt securities available for sale	508,798	503,277	499,257
Debt securities held to maturity	331,523	330,003	348,765
Federal Home Loan Bank Stock	10,211	10,211	10,211
Loans held for sale	-	-	215
Total loans	1,338,386	1,291,290	1,177,748
Less allowance for credit losses	17,442	17,001	15,285
Net loans	1,320,944	1,274,289	1,162,463
Premises and equipment, net	38,604	39,399	40,306
Bank-owned life insurance	54,249	54,043	53,345
Other real estate owned	-	-	2,343
Other assets	34,018	38,015	34,844

Total Assets	$2,748,699	$2,759,710	$2,906,919

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$643,035	$653,052	$834,879
Interest-bearing deposits	1,772,695	1,792,534	1,780,263
Total deposits	2,415,730	2,445,586	2,615,142
Other borrowed funds	30,000	30,000	30,000
Long-term debt	-	-	-
Other liabilities	15,884	14,247	14,739
Total Liabilities	2,461,614	2,489,833	2,659,881

Shareholders' equity	287,085	269,877	247,038

Total Liabilities and Shareholders' Equity	$2,748,699	$2,759,710	$2,906,919

MACATAWA BANK CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr
	2023	2023	2023	2023	2022	2023	2022
EARNINGS SUMMARY
Net interest income	$21,441	$22,244	$21,146	$22,616	$22,867	$87,447	$70,146
Provision for credit losses	400	(150)	300	-	375	550	(1,125)
Total non-interest income	4,684	4,616	4,613	4,528	5,035	18,441	20,019
Total non-interest expense	13,964	12,789	12,673	12,165	12,448	51,591	48,226
Federal income tax expense	2,266	2,808	2,474	2,975	2,961	10,523	8,333
Net income	$9,495	$11,413	$10,312	$12,004	$12,118	$43,224	$34,731

Basic earnings per common share	$0.28	$0.33	$0.30	$0.35	$0.35	$1.26	$1.01
Diluted earnings per common share	$0.28	$0.33	$0.30	$0.35	$0.35	$1.26	$1.01

MARKET DATA
Book value per common share	$8.35	$7.87	$7.69	$7.60	$7.20	$8.35	$7.20
Tangible book value per common share	$8.35	$7.87	$7.69	$7.60	$7.20	$8.35	$7.20
Market value per common share	$11.28	$8.96	$9.28	$10.22	$11.03	$11.28	$11.03
Average basic common shares	34,325,743	34,291,487	34,292,179	34,297,221	34,277,839	34,301,650	34,259,604
Average diluted common shares	34,325,743	34,291,487	34,292,179	34,297,221	34,277,839	34,301,650	34,259,604
Period end common shares	34,361,562	34,291,487	34,291,487	34,292,294	34,298,640	34,361,562	34,298,640

PERFORMANCE RATIOS
Return on average assets	1.41%	1.66%	1.57%	1.74%	1.72%	1.60%	1.21%
Return on average equity	13.89%	17.14%	15.70%	19.19%	20.22%	16.42%	14.19%
Efficiency ratio	53.45%	47.61%	49.20%	44.82%	44.61%	48.72%	53.49%
Full-time equivalent employees (period end)	314	313	322	317	318	314	318

YIELDS AND COST OF FUNDS RATIOS
Federal funds sold and other short-term investments	5.41%	5.36%	5.05%	4.58%	3.72%	5.07%	1.53%
Total securities (fully taxable equivalent)	2.50%	2.47%	2.43%	2.40%	2.25%	2.45%	1.99%
Commercial loans	5.73%	5.66%	5.58%	5.40%	4.93%	5.60%	4.22%
Residential mortgage loans	4.41%	4.20%	3.93%	3.73%	3.53%	4.09%	3.36%
Consumer loans	8.15%	8.00%	7.63%	7.20%	6.22%	7.74%	4.88%
Total loans	5.65%	5.57%	5.47%	5.28%	4.83%	5.50%	4.16%
Total yield on interest earning assets (fully taxable equivalent)	4.54%	4.48%	4.31%	4.15%	3.72%	4.37%	2.73%
Interest bearing demand deposits	0.53%	0.45%	0.48%	0.43%	0.34%	0.47%	0.14%
Savings and money market accounts	1.97%	1.90%	1.64%	1.35%	0.73%	1.71%	0.28%
Time deposits	4.19%	3.86%	3.23%	2.22%	0.84%	3.58%	0.40%
Total interest bearing deposits	1.85%	1.69%	1.42%	1.05%	0.57%	1.51%	0.23%
Total deposits	1.35%	1.21%	1.01%	0.74%	0.38%	1.07%	0.15%
Other borrowed funds	2.08%	2.08%	2.08%	2.08%	2.08%	2.08%	1.96%
Total average cost of funds on interest bearing liabilities	1.86%	1.69%	1.43%	1.07%	0.60%	1.52%	0.28%
Net interest margin (fully taxable equivalent)	3.28%	3.35%	3.36%	3.44%	3.34%	3.36%	2.56%

ASSET QUALITY
Gross charge-offs	$31	$41	$22	$21	$23	$116	$164
Net charge-offs/(recoveries)	$(41)	$(42)	$(15)	$(33)	$(89)	$(131)	$(521)
Net charge-offs to average loans (annualized)	-0.01%	-0.01%	0.00%	-0.01%	-0.03%	-0.01%	-0.05%
Nonperforming loans	$1	$1	$72	$75	$78	$1	$78
Other real estate and repossessed assets	$-	$-	$-	$-	$2,343	$-	$2,343
Nonperforming loans to total loans	0.00%	0.00%	0.01%	0.01%	0.01%	0.00%	0.01%
Nonperforming assets to total assets	0.00%	0.00%	0.00%	0.00%	0.08%	0.00%	0.08%
Allowance for credit losses	$17,442	$17,001	$17,109	$16,794	$15,285	$17,442	$15,285
Allowance for credit losses to total loans	1.30%	1.32%	1.35%	1.38%	1.30%	1.30%	1.30%
Allowance for credit losses to nonperforming loans	1744200.00%	1700100.00%	23762.50%	22392.00%	19596.15%	1744200.00%	19596.15%

CAPITAL
Average equity to average assets	10.16%	9.71%	10.01%	9.07%	8.49%	9.74%	8.55%
Common equity tier 1 to risk weighted assets (Consolidated)	17.70%	17.66%	17.16%	17.08%	16.94%	17.70%	16.94%
Tier 1 capital to average assets (Consolidated)	11.35%	10.91%	11.08%	10.26%	9.73%	11.35%	9.73%
Total capital to risk-weighted assets (Consolidated)	18.69%	18.65%	18.16%	18.08%	17.87%	18.69%	17.87%
Common equity tier 1 to risk weighted assets (Bank)	17.18%	17.14%	16.66%	16.58%	16.44%	17.18%	16.44%
Tier 1 capital to average assets (Bank)	11.02%	10.59%	10.75%	9.96%	9.44%	11.02%	9.44%
Total capital to risk-weighted assets (Bank)	18.18%	18.13%	17.66%	17.58%	17.37%	18.18%	17.37%
Common equity to assets	10.44%	9.78%	10.03%	9.88%	8.50%	10.44%	8.50%
Tangible common equity to assets	10.44%	9.78%	10.03%	9.88%	8.50%	10.44%	8.50%

END OF PERIOD BALANCES
Total portfolio loans	$1,338,386	$1,291,290	$1,271,576	$1,220,939	$1,177,748	$1,338,386	$1,177,748
Earning assets	2,637,111	2,648,445	2,518,396	2,531,184	2,781,515	2,637,111	2,781,515
Total assets	2,748,699	2,759,710	2,630,254	2,637,153	2,906,919	2,748,699	2,906,919
Deposits	2,415,730	2,445,586	2,321,545	2,330,895	2,615,142	2,415,730	2,615,142
Total shareholders' equity	287,085	269,877	263,819	260,568	247,038	287,085	247,038

AVERAGE BALANCES
Federal funds sold and other short-term investments	$407,278	$467,434	$360,023	$555,670	$681,489	$447,249	$862,240
Total securities	875,067	879,379	900,724	898,691	862,613	888,376	749,787
Total portfolio loans	1,205,545	1,274,344	1,246,217	1,186,684	1,159,449	1,251,061	1,120,453
Earning assets	2,587,704	2,630,894	2,516,837	2,650,972	2,713,294	2,596,523	2,743,141
Total assets	2,691,336	2,743,069	2,625,334	2,757,594	2,822,770	2,704,258	2,865,254
Non-interest bearing deposits	648,084	692,436	674,565	732,434	847,752	686,664	884,579
Total interest bearing deposits	1,721,910	1,737,579	1,641,857	1,727,883	1,687,693	1,707,374	1,672,417
Total deposits	2,369,994	2,430,015	2,316,422	2,460,318	2,535,446	2,394,038	2,556,996
Borrowings	30,000	30,000	30,000	30,000	30,000	30,000	49,622
Total shareholders' equity	273,525	266,339	262,764	250,160	239,684	263,270	244,841